Sound Financial Bancorp, Inc. Earns $4.2 million or $1.63 per share,
Capping Another Record Year of Profitability
Declares Quarterly Dividend of $0.05 per Share
Seattle, Wash., January 30, 2015 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $802,000 for the quarter ended December 31, 2014, or $0.31 per diluted common share, as compared to net income of $1.0 million, or $0.39 per diluted common share, for the quarter ended December 31, 2013.  Net income was $4.2 million for the year ended December 31, 2014, or $1.63 per diluted common share, as compared to net income of $3.9 million, or $1.49 per diluted common share, for the year ended December 31, 2013.
"We are pleased to announce record net income and earnings per share in 2014," said Sound Community Bank and Sound Financial Bancorp, Inc. President and CEO Laurie Stewart.  "Our focus on quality loan production and portfolio management coupled with strong growth in net interest income contributed to this success.  We also had a strong year of deposit growth, both from our branch acquisitions and our existing branch network."
The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on February 26, 2015 to stockholders of record as the close of business on February 12, 2015.

Highlights for the fourth quarter of 2014 include:

●	Net interest income increased to $4.9 million for the current quarter, an increase of 2.7% compared to the third quarter of 2014 and 9.3% from the same period last year;
●	Provision for loan losses remained unchanged at $200,000 for the current quarter, prior quarter and the fourth quarter of 2013;
●	Net loans increased 3.1% to $426.0 million at December 31, 2014, compared to September 30, 2014 and increased 10.1% from December 31, 2013;
●	Deposits increased 1.3% to $408.4 million at December 31, 2014, compared to September 30, 2014 and increased 17.2% from December 31, 2013;
●	Tier 1 leverage ratio of 9.78% and a Total risk-based capital ratio of 13.58% at December 31, 2014.

Highlights for the full year of 2014 include:

●	Net interest income increased 9.4% to $18.9 million for the year ended December 31, 2014, compared to $17.3 million for the year ended December 31, 2013;
●	Return on average assets was 0.93% for the year ended December 31, 2014, compared to 0.96% for the year ended December 31, 2013;
●	Return on average equity was 8.76% for the year ended December 31, 2014, compared to 8.68% for the year ended December 31, 2013;
●	Provision for loan losses decreased 40.7% to $800,000 for the year ended December 31, 2014, compared to $1.4 million for the year ended December 31, 2013; and
●	Net charge-offs decreased 26 basis points to 0.14% from 0.40% for the year ended December 31, 2013

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on both a holding company and bank level at December 31, 2014.

Operating Results
Net interest income increased $131,000 to $4.9 million in the fourth quarter of 2014, compared to $4.8 million in the third quarter of 2014 and increased $417,000 from $4.5 million in the fourth quarter of 2013.  Net interest income increased $1.6 million, or 9.4%, to $18.9 million for the year ended December 31, 2014, compared to $17.3 million for the year ended December 31, 2013.  The increase was primarily a result of higher average loan balances.
The net interest margin was 4.41% for the fourth quarter of 2014, compared to 4.43% for the third quarter of 2014 and 4.38% in the fourth quarter of 2013.
The provision for loan losses in the fourth quarter of 2014 was $200,000, which was the same as the third quarter of 2014 and the fourth quarter of 2013.  The provision for loan losses decreased $550,000 to $800,000 for the year ended December 31, 2014, compared to $1.4 million for the year ended December 31, 2013.  The decline from a year ago was primarily due to lower charge-offs which was partially offset by increases to the provision related to higher average loan balances and changes in the composition of our loan portfolio.

Noninterest income decreased $395,000, or 27.6%, to $1.0 million in the fourth quarter of 2014, compared to $1.4 million in the third quarter of 2014.  Noninterest income decreased $125,000, or 10.8%, from $1.2 million in the fourth quarter of 2013.  The decrease in the quarterly figure from a year ago was primarily a result of a reduction in loan fee income and a lower fair value adjustment on our mortgage servicing asset primarily as a result of increased prepayment speeds.  Noninterest income decreased $540,000, or 11.0%, to $4.4 million for the year ended December 31, 2014, compared to $4.9 million for the year ended December 31, 2013.  The annual decrease was primarily reflective of decreased gains on sale of loans and a lower fair value gain adjustment on mortgage servicing rights.
Noninterest expense for the third and fourth quarters of 2014 was $4.2 million, compared to $4.0 million for the fourth quarter of 2013.  For the year ended December 31, 2014, noninterest expense was $15.9 million, compared to $15.1 million for the year ended December 31, 2013.  The increase from a year ago was primarily from increased operational and data processing expenses related to three branches acquired in the third quarter of 2014, expansion of online and mobile banking offerings and higher salaries and benefits due to an increase in full time equivalent employees.
The efficiency ratio for the fourth quarter of 2014 was 69.75%, compared to 67.09% for the third quarter of 2014 and 68.33% for the fourth quarter of 2013.  The increase in the efficiency ratio compared to prior periods was primarily due to the higher noninterest expense and lower noninterest income partially offset by an increase in interest income.
Balance Sheet Review, Capital Management and Credit Quality
The Company's total assets as of December 31, 2014 were $495.2 million, compared to $478.7 million at September 30, 2014 and $442.6 million a year ago.  This increase was primarily a result of higher loan and cash balances which increased $13.0 million and $7.2million, respectively, from September 30, 2014 and $39.4 and $14.0 million, respectively, from December 31, 2013.
The investment securities available-for-sale portfolio totaled $11.5 million at December 31, 2014, compared to $12.9 million at September 30, 2014 and $15.4 million at December 31, 2013.  At December 31, 2014, the securities available-for-sale portfolio was comprised of $7.1 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $2.3 million in private-label mortgage-backed securities and $2.1 million in municipal bonds.
Loans, excluding loans held-for-sale, totaled $430.4 million at December 31, 2014, compared to $417.4 million at September 30, 2014 and $390.9 million a year ago.  We experienced growth in every loan category at December 31, 2014 compared to December 31, 2013, except for manufactured housing and home equity loans.  At December 31, 2014, commercial and multifamily real estate loans accounted for 39.0% of the portfolio and residential real estate loans accounted for 30.8% of the portfolio.  Home equity, manufactured, floating homes and other consumer loans accounted for 14.9% of the portfolio.  Construction and land loans accounted for 10.8% of the portfolio and commercial and industrial loans accounted for the remaining 4.5% of the portfolio.
The weighted average yield on the loan portfolio was 5.12% for the fourth quarter of 2014, compared to 5.19% for the third quarter of 2014 and 5.23% for the fourth quarter of 2013.
Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased to $4.2 million, or 0.84% of total assets, at December 31, 2014 compared to $3.8 million, or 0.80% of total assets at September 30, 2014 and $3.1 million, or 0.70% of total assets at December 31, 2013.  This increase from a year ago was primarily the result of a $1.5 million commercial property loan which was restructured during the third quarter of 2014 and is performing as agreed under the new loan terms.  The following table summarizes our NPAs:

Nonperforming Loans:	At Dec 31, 2014		At Sep 30, 2014		At Dec 31, 2013
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,512	36.3%	$828	21.7%	$772	24.9%
Home equity loans	386	9.3	280	7.3	222	7.2
Commercial and multifamily	1,639	39.3	2,228	58.4	820	26.5
Construction and land	81	1.9	-	nm	-	nm
Manufactured	195	4.7	214	5.6	106	3.4
Other consumer	29	0.7	3	0.1	1	nm
Total nonperforming loans	3,842	92.2	3,553	93.2	1,921	62.0
OREO and Other Repossessed Assets:
One- to four- family	269	6.5	189	5.0	1,086	35.0
Manufactured	54	1.3	70	1.8	92	3.0
Total OREO and repossessed assets	323	7.8	259	6.8	1,178	38.0
Total nonperforming assets	$4,165	100.0	$3,812	100.0%	$3,099	100.0%
______________
nm = not meaningful
The following table summarizes the allowance for loan losses:
	For the Year Ended:
Allowance for Loan Losses	Dec 31,	Dec 31,
(in $000s, unaudited)	2014	2013
Balance at beginning of period	$4,177	$4,248
Provision for loan losses during the period	800	1,350
Net charge-offs during the period	(590)	(1,421)
Balance at end of period	$4,387	$4,177

Allowance for loan losses to total loans	1.02%	1.07%
Allowance for loan losses to total nonperforming loans	114.19%	217.44%

The increase in the allowance for loan losses at December 31, 2014, compared to the prior year was due to increased average loan balances which were partially offset by lower charge-offs.  Net charge-offs totaled $590,000 for the year ended December 31, 2014, compared to net charge-offs of $1.4 million for the year ended December 31, 2013.
Deposits increased to $408.4 million at December 31, 2014, compared to $403.2 million at September 30, 2014 and $348.3 million at December 31, 2013.  During the quarter ended September 30, 2014, the Company acquired $22.2 million of deposits in its branch acquisition.  FHLB borrowings were $30.6 million at December 31, 2014, compared to $20.7 million at September 30, 2014 and $43.2 million at December 31, 2013.  The increase in borrowings was a result of the Company maintaining higher levels of on-balance sheet liquidity as compared to prior periods.
The total cost of deposits decreased to 0.57% during the quarter ended December 31, 2014, from 0.60% during the third quarter of 2014 and 0.66% during the quarter ended December 31, 2013.  The total cost of deposits decreased to 0.60% during the year ended December 31, 2014, from 0.64% during the year ended December 31, 2013.  The total cost of borrowings was 0.64% during the quarter ended December 31, 2014 and September 30, 2014 and 0.51% for the quarter ended December 31, 2013.  The total cost of borrowings was 0.58% during the year ended December 31, 2014 and 0.64% for the year ended December 31, 2013.
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.
Forward Looking Statement Disclaimer
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.
These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results for 2015 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.
There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available on our website at www.soundcb.com and on the SEC's website at www.sec.gov.
CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, unaudited)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change	% Change
Interest income	$5,518	$5,395	$5,119	2.3%	7.8%
Interest expense	604	612	622	(1.3)	(2.9)
Net interest income	4,914	4,783	4,497	2.7	9.3
Provision for loan losses	200	200	200	0.0	0.0
Net interest income after provision for loan losses	4,714	4,583	4,297	2.9	9.7
Noninterest income:
Service charges and fee income	562	805	557	(30.2)	0.9
Increase in cash surrender value of life insurance	87	87	118	0.0	(26.3)
Mortgage servicing income	242	202	70	19.8	245.7
Fair value adjustment on mortgage servicing rights	(109)	153	243	(171.2)	(144.9)
Gain on sale of loans	254	184	173	38.0	46.8

Total noninterest income	1,036	1,431	1,161	(27.6)	(10.8)
Noninterest expense:
Salaries and benefits	2,255	1,998	1,981	12.9	13.8
Operations expense	989	1,155	1,141	(14.4)	(13.3)
Data processing	492	606	333	(18.8)	47.7
Net (gain) loss on OREO and repossessed assets	59	(12)	73	(591.7)	(19.2)
Other noninterest expense	431	447	442	(3.6)	(2.5)
Total noninterest expense	4,226	4,194	3,970	0.8	6.4
Income before income taxes	1,524	1,820	1,488	(16.3)	2.4
Income tax expense	722	585	482	23.4	49.8
Net income	$802	$1,235	$1,006	(35.1)%	(20.3)%

KEY FINANCIAL RATIOS (in $000s, unaudited)
Return on average assets	0.67%	1.07%	0.92%	(37.4)%	(27.2)%
Return on average equity	6.38	10.09	8.68	(36.8)	(26.5)
Net interest margin	4.41	4.43	4.38	(0.5)	0.7
Efficiency ratio	69.75%	67.09%	68.33%	4.0%	2.1%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, except per share data, unaudited)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change	% Change
Basic earnings per share	$0.32	$0.49	$0.40	(34.7)%	(20.0)%
Diluted earnings per share	$0.31	$0.47	$0.39	(34.0)	(20.5)
Weighted average basic shares outstanding	2,520	2,516	2,532	0.2	(0.5)
Weighted average diluted shares outstanding	2,601	2,609	2,597	(0.3)	0.2
Common shares outstanding at period-end	2,525	2,516	2,511	0.4	0.6
Book value per share	$20.06	$19.64	$18.52	2.1%	8.3%

CONSOLIDATED INCOME STATEMENT	Year Ended		Year over Year
(in $000s, unaudited)	Dec 31, 2014	Dec 31, 2013	% Change
Interest income	$21,356	$19,626	8.8%
Interest expense	2,422	2,312	4.8
Net interest income	18,934	17,314	9.4
Provision for loan losses	800	1,350	(40.7)
Net interest income after provision for loan losses	18,134	15,964	13.6
Noninterest income:
Service charges and fee income	2,570	2,270	13.2
Increase in cash surrender value of life insurance	341	348	(2.0)
Mortgage servicing income	509	457	11.4
Fair value adjustment on mortgage servicing rights	328	900	(63.6)
Other than temporary impairment losses on securities	-	(30)	(100.0)
Gain on sale of loans	624	967	(35.5)

Total noninterest income	4,372	4,912	(11.0)
Noninterest expense:
Salaries and benefits	8,278	7,206	14.9
Operations expense	4,046	3,950	2.4
Data processing	1,770	1,287	37.5
Net loss on OREO and repossessed assets	208	1,036	(79.9)
Other noninterest expense	1,626	1,642	(1.0)
Total noninterest expense	15,928	15,121	5.3
Income before income taxes	6,578	5,755	14.3
Income tax expense	2,338	1,815	28.8
Net income	$4,240	$3,940	7.6%

KEY FINANCIAL RATIOS (in $000s, unaudited)
Return on average assets	0.93	0.96	(3.1)%
Return on average equity	8.76	8.68	0.9
Net interest margin	4.43	4.55	(2.6)
Efficiency ratio	66.96	63.29	5.8

PER COMMON SHARE DATA	Year Ended		Year over Year
(in $000s, except per share data, unaudited)	Dec 31, 2014	Dec 31, 2013	% Change
Basic earnings per share	$1.69	$1.52	11.2%
Diluted earnings per share	$1.63	$1.49	9.4
Weighted average basic shares outstanding	2,513	2,571	(2.3)
Weighted average diluted shares outstanding	2,602	2,626	(0.9)
Common shares outstanding at period-end	2,525	2,511	0.6
Book value per share	$20.06	$19.64	2.1%

CONSOLIDATED BALANCE SHEET				Sequential Quarter	Year over Year
(in $000's, unaudited)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change	% Change
ASSETS
Cash and cash equivalents	$29,289	$22,139	$15,334	32.3%	91.0%
Securities available-for-sale, at fair value	11,524	12,944	15,421	(11.0)	(25.3)
Loans held-for-sale	810	2,490	130	(67.5)	523.1
Loans:
One- to four- family residential	132,765	129,167	117,452	2.8	13.0
Home equity	34,675	34,782	35,155	(0.3)	(1.4)
Commercial and multifamily	167,798	158,636	156,600	5.8	7.2
Construction and land	46,279	45,186	44,300	2.4	4.5
Manufactured homes	12,444	12,584	13,496	(1.1)	(7.8)
Other consumer	16,875	13,000	10,284	(4.3)	21.0
Commercial business	19,525	23,996	13,668	(18.6)	42.9
Total loans, gross	430,360	417,351	390,926	3.1	10.1
Allowance for loan losses	(4,387)	(4,230)	(4,177)	3.7	5.0
Loans, net	425,973	413,121	386,749	3.1	10.1
Accrued interest receivable	1,497	1,446	1,366	3.5	9.6
Bank-owned life insurance	11,408	11,321	11,068	0.8	3.1
OREO and other repossessed assets, net	323	259	1,178	24.7	(72.6)
Mortgage servicing rights, at fair value	3,028	3,115	2,984	(2.8)	1.5
FHLB stock, at cost	2,224	2,247	2,314	(1.0)	(3.9)
Premises and equipment, net	5,555	5,621	2,138	(1.2)	159.8
Other assets	3,559	4,002	3,929	(11.1)	(9.4)
Total assets	495,190	478,705	442,611	3.4	11.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	47,941	44,219	34,594	8.4	38.6
Demand deposit, interest-bearing	100,055	98,739	70,639	1.3	41.6
Savings and money market	88,469	87,584	85,578	1.0	3.4
Time deposits	171,939	172,632	157,528	(0.4)	9.1
Total deposits	408,404	403,174	348,339	1.3	17.2
Accrued interest payable and other liabilities	5,563	5,384	4,547	3.3	22.2
Borrowings	30,578	20,738	43,221	47.4	(29.3)
Total liabilities	444,545	429,296	396,107	3.6	12.2
Shareholders' Equity:
Common stock	25	25	25	0.0	0.0
Paid-in capital	23,552	23,218	23,829	1.4	(1.2)
Unearned shared – ESOP	(1,140)	(1,369)	(1,369)	(16.7)	(16.7)
Retained earnings	28,025	27,348	24,288	2.5	15.4
Accumulated other comprehensive loss	183	187	(269)	(2.1)	(168.0)
Total shareholders' equity	50,645	49,409	46,504	2.5	8.9
Total liabilities and shareholders' equity	$495,190	$478,705	$442,611	3.4%	11.9%

CREDIT QUALITY DATA (in $000's, unaudited)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,464	$904	$558	61.9%	162.4%
Nonperforming TDRs and loans over 90 days past due and on accrual	2,378	2,649	1,363	(10.2)	74.5
Total nonperforming loans	3,842	3,553	1,919	8.1	100.0
OREO and other repossessed assets	323	259	1,178	24.7	(72.6)
Total nonperforming assets	4,165	3,812	3,099	9.3	34.4
Performing TDRs on accrual	5,117	4,660	5,404	9.8	(5.3)
Net charge-offs during the quarter	43	161	138	(73.3)	(68.8)
Provision for loan losses during the quarter	200	200	200	0.0	0.0
Allowance for loan losses	4,387	4,230	4,177	3.7	5.0
Classified assets	6,043	7,874	7,192	(23.3)	(16.0)
Allowance for loan losses to total loans	1.02%	1.01%	1.07%	1.0	(4.7)
Allowance for loan losses to total nonperforming loans	114.19%	119.05%	217.44%	(4.1)	(47.5)
Nonperforming loans to total loans	0.89%	0.85%	0.49%	4.7	81.6
Nonperforming assets to total assets	0.84%	0.80%	0.70%	5.0	20.0

OTHER PERIOD-END STATISTICS
(unaudited)
Sound Community Bank:
Loan to deposit ratio	104.30	102.47	111.74	1.79	(6.66)
Noninterest-bearing deposits / total deposits	11.74	10.97	10.32	7.02	13.76
Leverage ratio	9.78	10.26	10.00	(4.68)	(2.20)
Tier 1 risk-based capital ratio	12.45	12.82	13.02	(2.89)	(4.38)
Total risk-based capital ratio	13.58%	13.98%	14.26%	(2.86)%	(4.77)%

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305